EXhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Symantec Corporation:

We consent to the use of our report dated May 19, 2017, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, incorporated by reference herein.

Our report dated May 19, 2017, on the effectiveness of internal control over financial reporting as of March 31, 2017, contains an explanatory paragraph that states that Symantec Corporation acquired Blue Coat, Inc. (Blue Coat) and LifeLock, Inc. (LifeLock), in August 2016 and February 2017, respectively, as discussed in Note 6 to the Consolidated Financial Statements. Management excluded from its assessment of the effectiveness of Symantec Corporation’s internal control over financial reporting as of March 31, 2017, Blue Coat’s internal control over financial reporting associated with consolidated total assets of approximately 4% and total consolidated revenues of approximately 11% and LifeLock’s internal control over financial reporting associated with consolidated total assets of approximately 2% and consolidated revenues of approximately 2%, included in the consolidated financial statements of Symantec Corporation and subsidiaries as of and for the year ended March 31, 2017. Our audit of internal control over financial reporting of Symantec Corporation also excluded an evaluation of the internal control over financial reporting of Blue Coat and LifeLock.

/s/ KPMG LLP

Santa Clara, California

March 16, 2018